Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

IEG HOLDINGS CORPORATION

Pursuant to Section 607.1006 of the Florida Business Corporation Act, IEG HOLDINGS CORPORATION, a Florida corporation (the “Corporation”), hereby amends (“Articles of Amendment”) its amended and restated articles of incorporation, as amended (“Articles”), as follows:

A. Increase in Authorized Capital Stock. Article III, Section 1 of the Articles is hereby amended and restated in its entirety to read as follows:

Section 1. Authorized Capital Stock. The aggregate number of shares which the Corporation shall have the authority to issue is 350,000,000 shares, of which 300,000,000 shares shall be common stock, $0.001 par value per share, and 50,000,000 shall be preferred stock, par value $0.001 per share.

B. Authority to Amend. These Articles of Amendment were adopted by the unanimous consent of the Corporation’s Board of Directors on October 28, 2016 and duly approved by the Corporation’s stockholders on October 28, 2016 as required by law and the Corporation’s Articles. The number of votes cast for the Articles of Amendment by the stockholders was sufficient for approval.

C. Effective Time. The foregoing amendment will become effective on December 5, 2016.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of December 5, 2016.

IEG HOLDINGS CORPORATION

By:	/s/ Paul Mathieson
Name:	Paul Mathieson
Title:	Chief Executive Officer